UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 PRXE Group Ltd.

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                                (Name of Issuer)

                                  Common Shares

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                         (Title of Class of Securities)

                                   G73018 10 6
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                                 (CUSIP Number)

                               December 31, 2000
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            (Date Of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / / Rule 13d-1(b)

    / / Rule 13d-1(c)

    /X/ Rule 13d-1(d)


       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G73018 10 6
          -----------

Phoenix Home Life Mutual Insurance Company

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(1)  Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         06-0493340
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(2)  Check the Appropriate Box if a Member     (a)    / /
     of a Group (See Instructions)             (b)    /X/
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(3)  SEC Use Only

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(4)  Citizenship or Place of Organization
        New York

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Number of shares                (5)  Sole Voting Power
Beneficially                            1,131,700
Owned by                        -----------------------------------------------
Each Reporting                  (6)  Shared Voting Power
Person With:                            0
                                -----------------------------------------------
                                (7)  Sole Dispositive Power

                                        1,131,700

                                -----------------------------------------------
                                (8)  Shared Dispositive Power

                                        0
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                        1,131,700
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)           / /

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(11) Percent of Class Represented by Amount in Row (9)
                                        9.58%
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(12)  Type of Reporting Person (See Instructions)
                             IC
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
ITEM 1.

(a)  Name of Issuer

       PXRE Group Ltd.
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(b)  Address of Issuer's Principal Executive Offices
       12 Church Street
       Suite 231
       Hamilton, Bermuda HM11
     ---------------------------------------------------------------------------


ITEM 2.

(a)  Name of Person Filing
       Phoenix Home Life Mutual Insurance Company
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(b)  Address of Principal Business Office or, if none, Residence
       One American Row, Hartford, CT 06102-5056
     ---------------------------------------------------------------------------
(c)  Citizenship
       U.S.
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(d)  Title of Class of Securities
       Common Shares, $1.00 par
     ---------------------------------------------------------------------------
(e)  CUSIP Number
       G73018 10 6
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ITEM      3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
          240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  / /  Broker or dealer registered under section 15 of the Act
          (15 U.S.C. 78c).

(b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) /X/ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  / /  An investment adviser in accordance with section
          240.13d-1(b)(1)(ii)(E).

(f)  / /  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

(g)  / /  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

(h) / / A saving association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)  / /  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:
        1,131,700
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(b)  Percent of class:
        9.58%
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(c)  Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote
                    1,131,700
                ---------------------------------------------------------------
           (ii) Shared power to vote or to direct the vote
                    0
                ---------------------------------------------------------------
          (iii) Sole power to dispose or to direct the disposition of
                    1,131,700
                ---------------------------------------------------------------
           (iv) Shares power to dispose or to direct the disposition of
                    0
                ---------------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

NOT APPLICABLE


                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 2001
                                    -------------------------------------------
                                                      Date

                                    Phoenix Home Life Mutual Insurance Company
                                    -------------------------------------------
                                                    Signature

                                        /s/ John H. Beers, Vice President
                                    -------------------------------------------
                                                    Name/Title